UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
January 30, 2006

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-11038	41-0857886
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6680 N. Highway 49 Lino Lakes, MN		55014
(Address of Principal Executive Offices)		(Zip Code)

(651) 784-1250
 (Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.     Entry into a Material Definitive Agreement

          On January 30, 2006, the Compensation Committee of the Board of Directors of Northern Technologies International Corporation (“NTIC”) approved the final terms of an annual cash bonus plan for executive officers and certain employees of NTIC for fiscal year ending August 31, 2006. The purpose of the annual cash bonus plan is to align the interests of NTIC and its subsidiaries, executive officers and stockholders by providing an incentive for the achievement of key corporate and individual performance measures that are critical to the success of the company and linking a significant portion of each executive officer’s annual compensation to the achievement of such measures.  The total amount available under the cash bonus plan will be 25% of NTIC’s income before income taxes, provided that NTIC is at a positive variance to the Board of Director approved budgeted net income for the fiscal year.  The bonus will be divided amongst NTIC’s executive officers and other plan participants depending upon each executive officer’s and other participant’s individual performance during the fiscal year ending August 31, 2006 as determined by the Compensation Committee in its sole discretion.  The terms of the annual cash bonus plan for fiscal 2006 were set forth in resolutions approved by the Compensation Committee and are not otherwise set forth in any written plan or agreements between NTIC and the executive officers.

Section 7 – Regulation FD

Item 7.01     Regulation FD Disclosure.

          On January 31, 2006, the Board of Directors of NTIC elected G. Patrick Lynch as President and Chief Executive Officer of NTIC.  Mr. Lynch’s position was previously President and Chief Operating Officer of NTIC.

          On January 30, 2006, the annual meeting of stockholders of NTIC was held.  Both the proposal to elect nine directors to serve as directors until the next annual meeting of stockholders or until their respective successors are elected and qualified and the proposal to approve the appointment of Virchow Krause & Company LLP as NTIC’s independent auditors for the fiscal year ending August 31, 2006 were approved by NTIC’s stockholders at the annual meeting.

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHERN TECHNOLOGIES
INTERNATIONAL CORPORATION

By:

Matthew C. Wolsfeld
Chief Financial Officer

Dated: February 1, 2006